Exhibit 10.1
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                            HAMPSHIRE GROUP, LIMITED
                                       AND
                                  JEFFREY MEIER


     THIS AGREEMENT made and entered into as of the 14th day of September, 2006 (the "Effective Date") by and between Hampshire Group, Limited, a Delaware corporation, with offices at 1924 Pearman Dairy Road, Anderson, SC 29622 ("Hampshire Group" or the "Company"), and Jeffrey Meier, an individual residing at 12 Ophir Drive, Purchase, NY 10577 ("Meier").

     WHEREAS, Hampshire Group is the parent corporation for a number of apparel businesses, including Hampshire Designers, Inc. ("Hampshire Designers");

     WHEREAS, Meier currently serves as the Executive Vice President Global Sourcing of Hampshire Designers;

     WHEREAS, Hampshire Group desires for Meier to assume the role of Senior Vice President Global Sourcing at the Hampshire Group level, thereby assuming responsibility for global sourcing at all of Hampshire Group's businesses; and

     WHEREAS, Meier desires to become Senior Vice President Global Sourcing of Hampshire Group upon the terms and conditions stated in this Agreement.

     NOW THEREFORE, in consideration of the premises, mutual covenants, conditions and promises in this Agreement, the parties hereto agree as follows:

     1. Employment. Subject to the terms and conditions contained herein, Meier will serve as Senior Vice President Global Sourcing of the Company and, in such capacity, will report directly to the Chief Executive Officer of the Company and will be responsible for such things as (i) product development and costing, (ii) production planning and control, including vendor sourcing and allocations,
(iii) product quality assurance, (iv) technical design, (v) social compliance,
(vi) customs compliance, (vii) first sale compliance and (viii) import logistics. The parties agree that this list of responsibilities is for illustrative purposes only and is subject to change.

     2. Term. The terms of this Agreement shall apply for fiscal year 2006 and for each fiscal year thereafter unless sooner terminated as herein provided.


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     3. Salary. As compensation for his services, Meier will be paid a base salary of Three Hundred and Six Thousand Dollars ($306,000.00) per annum, payable in monthly installments less appropriate withholdings and deductions required by law.


     4. Signing Bonus. On the first regularly scheduled payroll date after the Effective Date, Meier shall be paid a one-time bonus in the amount of $187,500, less appropriate withholdings and deductions required by law.

     5. Annual Bonus.

          (A) For 2006, Meier shall be entitled to an Annual Bonus based upon the Bonus Program for Hampshire Designers set forth on Exhibit 1 attached hereto. For future years, the company and Meier shall establish a mutually acceptable bonus program based on the performance of Hampshire Group.

          (B) The Company agrees to pre-pay annually, on a calendar year basis, to Meier Twenty Five Thousand Dollars ($25,000) of the anticipated Annual Bonus ("Pre-Paid Bonus"), which amount will be made in equal monthly installments of Two Thousand Eighty Three Dollars and Thirty Three Cents ($2083.33), less appropriate withholdings and deductions required by law. In the event the Annual Bonus earned by Meier in any given year ("Actual Amount") is less than the Pre-Paid Bonus for that year, such shortfall shall be deducted from succeeding years' Annual Bonus.

     6. Benefits. Meier shall be entitled to participate in group insurance plans, pension and other employee benefits provided to other senior executives of the Company on terms no less favorable than those available to such senior executives of the Company. In addition, during the term hereof, the Company shall pay Meier up to an additional $1,200.00 on a monthly basis, less appropriate withholdings and deductions required by law, toward the cost of a 15 year term life insurance policy with a $750,000 death benefit for the benefit of his surviving spouse or such individual or organization designated by Meier. For the avoidance of doubt, Meier will be the owner of this policy and, accordingly, he may take it with him upon the termination of this Agreement.

     7. Termination.

          (A) The Company may terminate the employment relationship at any time for any reason. If Meier's employment is terminated by the Company for any reason other than for cause (other than by reason of Meier's "disability" (within the meaning of the Company's long-term disability policy)), Meier shall be paid severance in the amount of One Hundred Fifty Thousand Dollars ($150,000), payable in monthly installments of Twenty Five Thousand Dollars ($25,000) less appropriate withholdings and deductions required by law. In addition, if Meier is terminated during any fiscal quarter other than the first fiscal quarter of a given year, he will also be entitled to receive a pro rata portion of any Annual Bonus he would otherwise have been entitled to receive under Paragraph 3(A) hereof, less appropriate withholdings and deductions required by law; such pro rata amount will be paid after year end in accordance with the Company's customary payroll practices and will be calculated by multiplying the Annual Bonus he would otherwise have been entitled to receive under Paragraph 3(A) hereof by a


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fraction, the numerator of which is the number of completed full months in the current fiscal year through the date of termination (by way of example, if Meier is terminated on August 16, the numerator will be seven) and the denominator of which is 12. Meier will not be entitled to and shall not receive any additional compensation or benefits of any other type following the date of termination. If the Company terminates the employment for cause, Meier will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination.

              For purposes of this Agreement, "cause" for termination shall exist only if Meier (i) is convicted of, or pleads nolo contendere to, a felony involving moral turpitude; (ii) breaches any material provision of this Agreement or willfully fails or refuses to carry out the material responsibilities of his employment with the Company under this Agreement; or
(iii) engages in any other willful misconduct or a pattern of behavior in violation of this Agreement or Company policy which has had, or is reasonably likely to have, a significant adverse effect on the Company.

          (B) Meier may terminate the employment relationship at any time for any reason by giving written notice at least three (3) months prior to the effective date of termination. In the event of termination of Meier's employment under this Paragraph 7(B), he shall have the right to retain all compensation (including Pre-Paid Bonus paid through the date of such written notice) and reimbursements for outstanding expenses incurred on behalf of the Company through the effective date of termination but will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination; provided, however, that any Pre-Paid Bonus otherwise payable from the date such written notice is provided through the date of termination shall no longer be payable. In addition, during such three (3) month notice period, the Company may, in its sole and absolute discretion, prohibit Meier from entering the premises of the Company for all or any portion of such notice period (which in no event shall be treated as a termination by the Company without cause), provided that the Company shall continue to pay to Meier his then base salary (but not any Pre-Paid Bonus) and continue benefits provided pursuant to Paragraph 6 above for the duration of the notice period.

     8. Covenants of Meier.

          (A) At any time during and after Meier's employment hereunder, without the prior written consent of the Company, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Meier shall use his best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Meier shall not disclose to or use for the benefit of any third party any Confidential Information.

          (B) At any time during and after Meier's employment hereunder and during the six (6) month period immediately following any termination of such employment for any reason, Meier shall not, directly or indirectly, for his own account or for the account of any other individual or entity, engage in Interfering Activities.


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          (C) For purposes of this Agreement:

               (1) "Confidential Information" shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to the Company or any of its subsidiaries, or (ii) that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Meier of this Paragraph 8.

               (2) "Interfering Activities" shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by the Company or any of its subsidiaries to terminate such individual's employment with the Company or any of its subsidiaries, or (ii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any client, account, customer, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with or reduce the amount of business conducted with the Company or any of its subsidiaries, or in any way interfere with the relationship between any such client, account, customer, licensee or business relation and the Company or any of its subsidiaries.

          (C) Meier acknowledges and recognizes the highly competitive nature of the Company's business, that access to Confidential Information renders him special and unique within the Company's industry, and that he will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants and contractors, investors and strategic partners of the Company during the course of and as a result of his employment with the Company. In light of the foregoing, Meier acknowledges and agrees that the restrictions and limitations set forth in this Paragraph 8 are reasonable and valid in geographical and temporal scope and in all other respects, and are essential to protect the value of the business and assets of the Company and its subsidiaries.

          (D) Meier expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Paragraph 8 may result in substantial, continuing and irreparable injury to the Company. Therefore, Meier hereby agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Paragraph 8 without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.


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         9. Independence; Severability; Blue Pencil. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law and in its reduced form said provision shall then be enforceable.

         10. Entire Agreement. This Agreement contains the entire understanding of the Company and Meier with respect to compensation of Meier and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties.

         11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

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     IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals as of the day and year first above written.



HAMPSHIRE GROUP, LIMITED



By: /s/ Michael S. Culang                            /s/ Jeffrey Meier
    --------------------------                       ---------------------------
    Name:  Michael S. Culang                         Jeffrey Meier
    Title: Interim President and
           Chief Executive Officer


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